Exhibit 2.2

AMENDMENT NO. 1

TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (“Amendment No. 1”), dated as of March 18, 2009, is by and among (i) Middlesex Savings Bank, a Massachusetts-chartered savings bank (“MSB”), and (ii) Strata Bank, a Massachusetts-chartered savings bank (“Strata Bank”), Service Bancorp, Inc., a Massachusetts corporation and the parent company of Strata Bank (“Service”), and Service Bancorp, M.H.C., a Massachusetts-chartered mutual holding company and the majority shareholder of Service (“Service MHC”). Each of MSB, Strata Bank, Service and Service MHC is sometimes individually referred to in this Amendment No. 1 as a “party” and collectively as the “parties.” Reference is made to that certain Agreement and Plan of Merger, dated as of December 8, 2008 (the “Merger Agreement”), by and among MSB, Strata Bank, Service and Service MHC. All capitalized terms used herein without definition herein shall have the meanings ascribed to them in the Merger Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MSB, Strata Bank, Service and Service MHC hereby agree as follows:

1.    The Merger Agreement is hereby amended by restating Section 1.1(c) thereof to read in its entirety as follows:

“(c)    Aggregate Merger Consideration” shall be equal to the aggregate Per Share Merger Consideration payable with respect to all Public Shares pursuant to Section 3.1(b), plus the aggregate amount payable to holders of Service Options pursuant to Section 3.7. For avoidance of doubt, the Aggregate Merger Consideration shall be an amount not to exceed $21,875,090.”

2.    The Merger Agreement is hereby amended by restating Section 3.2(f) thereof to read in its entirety as follows:

“(f)    The provisions of this Article III assume that there shall be 767,939 Public Shares (except to the extent increased as a result of the exercise, after the date of this Agreement, of one or more Equity Interests) and 23,907 shares of Service Common Stock that are issuable upon the exercise of Equity Interests through options or warrants or otherwise (except to the extent decreased as a result of the exercise, after the date of this Agreement, of one or more Equity Interests), at the Mid-Tier Effective Time. If there is any change in either of these numbers as of the Mid-Tier Effective Time, the provisions of this Article III, including the aggregate Per Share Merger Consideration, shall be appropriately adjusted.”

3.    The Merger Agreement is hereby amended by restating Section 3.7 thereof to read in its entirety as follows:

“Stock Options. Prior to the Mid-Tier Effective Time, Service shall, in accordance with the terms of the Service Stock Option Plan, provide written notice to each holder of a Service Option (whether or not such Service Option is then vested or exercisable), that such Service Option shall be, as at the date of such notice, exercisable in full and that such Service Option shall be automatically cancelled at the Mid-Tier Effective Time, and that, if such Service Option is not exercised or otherwise terminated before the Mid-Tier Effective Time, such holder shall be entitled to receive, in cancellation of such Service Option, a cash payment from Service at the Closing in an amount equal to the excess of the Per Share Merger Consideration over the per share exercise price of such Service Option, multiplied by the number of shares of Service Common Stock covered by such Service Option, subject to any required withholding of Taxes. Subject to the foregoing, the Service Stock Option Plan and all Service Options

issued and outstanding thereunder shall terminate at the Mid-Tier Effective Time. Service hereby represents and warrants to Middlesex that the maximum number of shares subject to issuance pursuant to the exercise of Service Options issued and outstanding under the Service Stock Option Plan or otherwise is not and shall not be, at or prior to the Mid-Tier Effective Time, more than 23,907.”

4.    For purposes of the Closing condition in Section 8.3(a) of the Merger Agreement, all references in the Merger Agreement, directly or indirectly, to 17,700 shares of Service Common Stock subject to Equity Interests shall be deemed to refer to 23,907 shares of Service Common Stock.

5.    The Strata parties, jointly and severally, hereby represent and warrant to Middlesex that on the date hereof:

(a)    Service is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Service MHC is a mutual holding company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Strata Bank is a stock form savings bank duly organized and validly existing under the laws of the Commonwealth of Massachusetts.

(b)    This Amendment No. 1 has been authorized by all necessary corporate action of Strata. Service MHC, Service and Strata Bank have each duly executed and delivered this Amendment No. 1, and assuming due authorization, execution and delivery by MSB, this Amendment No. 1 is a valid and legally binding obligation of Service MHC, Service and Strata Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

6.    MSB hereby represents and warrants to Strata that on the date hereof:

(a)    MSB is a savings bank in mutual form duly organized and validly existing under the laws of the Commonwealth of Massachusetts.

(b)    This Amendment No. 1 has been authorized by all necessary corporate action of MSB. MSB has duly executed and delivered this Amendment No. 1, and assuming due authorization, execution and delivery by Service MHC, Service and Strata Bank, this Amendment No. 1 is a valid and legally binding obligation of MSB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

7.    Except as expressly amended hereby, the Merger Agreement remains in full force and effect.

8.    This Amendment No. 1 may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. When each party has signed and delivered at least one counterpart to all other parties, each counterpart shall be deemed an original and all counterparts, taken together, shall constitute one and the same agreement, which shall be binding and effective on the parties hereto. This Amendment No. 1 shall become binding on MSB and each of the Strata parties once it has been executed by authorized representatives of each. This Amendment No. 1 shall become binding on MB MHC once the MHC Conversion has been consummated and an authorized representative of MB MHC has executed the Joinder Agreement. Facsimile execution and delivery of this Amendment No. 1 by any of the parties shall be legal, valid and binding execution and delivery of such document for all purposes.

9.    Each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder,” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment No. 1; provided, however, that all references to the “date of this Agreement,” “the date hereof” or similar words shall remain a reference to December 8, 2008, the date the Merger Agreement was executed.

10.    This Amendment No. 1 shall not constitute an amendment or waiver of any provision of the Merger Agreement not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein.

11.    The Merger Agreement, as amended by this Amendment No. 1, and all of the liabilities, obligations, covenants, conditions, representations, and warranties set forth therein are hereby ratified and affirmed by each of Strata and Middlesex.

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IN WITNESS WHEREOF, MSB, Strata Bank, Service and Service MHC have caused this Amendment No. 1 to the Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

MIDDLESEX SAVINGS BANK

By:	/s/ John R. Heerwagen
Name:	John R. Heerwagen
Title:	Chief Executive Officer and President

SERVICE BANCORP, M.H.C.

By:	/s/ Edward A. Hjerpe, III
Name:	Edward A. Hjerpe, III
Title:	Interim President and Chief Executive Officer

SERVICE BANCORP, INC.

By:	/s/ Edward A. Hjerpe, III
Name:	Edward A. Hjerpe, III
Title:	Interim President and Chief Executive Officer

STRATA BANK

By:	/s/ Edward A. Hjerpe, III
Name:	Edward A. Hjerpe, III
Title:	Interim President and Chief Executive Officer